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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) October 6, 1998


                               MMI PRODUCTS, INC.
             (Exact Name of registrant as Specified in Its Charter)

                        Commission file number 333-29141

           DELAWARE                                      74-1622891
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)

                        515 West Greens Road, Suite 710
                              Houston, Texas 77067
                    (Address of Principal Executive Offices)

                                 (281) 876-0080
              (Registrant's telephone number, including area code)

                                      N/A
         (Former name or former address, if changed since last report.)
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Item 2.        Acquisition or Disposition of Assets.

          On October 6, 1998, pursuant to the terms of a Stock Purchase Agreement, MMI Products, Inc. ("MMI") purchased all the issued and outstanding capital stock of Security Fence Supply Co., Inc., a Maryland corporation ("Security") from Messrs. Henry F. Long Jr. and Henry F. Long III for cash of approximately $24.2 million. Immediately following the purchase, the real property acquired (valued at approximately $3.6 million) was sold by Security to an entity owned by the Messrs. Long and leased back to Security for a term of five years at rental rates which approximate the market for such properties. The net cash outlay of $20.6 million was funded by MMI's revolving credit facility which was amended to add Security as a borrower and provide for lower LIBOR margins depending on MMI's defined adjusted earnings from operations.

          Security manufactures primarily commercial and industrial fencing at a facility in Bladensburg, Maryland. Sales for its fiscal year ended September 30, 1998 were approximately $30 million. MMI intends to operate Security as a wholly-owned subsidiary and as a complement to MMI's existing fence business operated by its Merchants Metals division.

Item 7.        Financial Statements and Exhibits

          (a)  Financial Statements of Business Acquired.

               As of the date of filing this Current Report on Form 8-K, the financial statements required by this Item 7(a) are not available. In accordance with Item 7(a)(4) of the Form 8-K, such financial statements will be filed no later than December 18, 1998.

          (b)  Pro Forma Financial Information.

               As of the date of filing this Current Report on Form 8-K, the pro forma financial information required by this Item 7(b) is not available. In accordance with Item 7(b)(2) of the Form 8-K, such pro forma financial information will be filed no later than December 18, 1998.
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned thereunto duly authorized.


                                        MMI PRODUCTS, INC.
                                        --------------------------------------
                                        (Registrant)


Date:  October 16, 1998                 By:  /s/ Robert N. Tenczar
                                             ---------------------------------
                                             Robert N. Tenczar, Vice President
                                             And Chief Financial Officer